EXHIBIT 99.1

CONTACTS:
Thomas W. Freeze, Sr. VP and CFO                 Philip Bourdillon/Eugene Heller
Poore Brothers, Inc.                             Silverman Heller Associates
623-932-6203                                     310-208-2550

              POORE BROTHERS REPORTS RECORD SECOND-QUARTER RESULTS

       -- RECORD REVENUE AND NET INCOME DRIVEN BY T.G.I. FRIDAY'S(R) BRAND
                AND INITIAL SHIPMENTS OF CRUNCH TOONS(TM) BRAND--

GOODYEAR, ARIZ. - JULY 24, 2003 - POORE BROTHERS, INC. (NASDAQ: SNAK) today reported record financial results for the second quarter ended June 28, 2003.

For the second quarter of 2003, net revenue reached a record $18.6 million, an increase of 21% compared to second-quarter 2002 net revenue of $15.4 million. The Company's revenue increase was driven by strong growth of T.G.I. Friday's(R) brand salted snacks in the convenience store channel, and by approximately $2 million of initial shipments of Crunch Toons(TM) brand snacks. Overall, T.G.I. Friday's(R) brand salted snacks revenue was 15% higher than in the second quarter of 2002, accounting for approximately 57% of the Company's net revenue in the quarter. Revenue from the Company's potato chip brands and distributed products rose modestly.

Net income for the second quarter of 2003 more than tripled -- to a record $2.0 million, or $0.12 per basic and $0.11 per diluted share, compared to net income of $0.6 million, or $0.04 per basic and diluted share, in the comparable quarter of 2002. Net income included $1.9 million of pre-tax income from a previously announced insurance claim settlement, partially offset by a $1.0 million pre-tax impairment write-down of idle packaging equipment. Excluding these two unusual items, net income would have risen 120% to $1.4 million, or $0.08 per basic and diluted share.

Gross profit increased 17% to $3.7 million, or 20% of net revenue, despite being negatively impacted by the $1.0 million idle packaging equipment write-down. This compares to $3.2 million, or 21% of net revenue, in the same quarter of 2002. The increase in gross profit was attributable to higher revenue, improved manufacturing efficiencies (in part due to new high-speed packaging equipment), and lower overall trade promotion spending. Since the comprehensive consumer and trade promotion programs for the Crunch Toons(TM) brand launch are not scheduled until the second half of the year, the initial shipments of the brand in June had a significantly favorable impact on profitability. Excluding the packaging equipment write-down, gross profit would have increased 49% to $4.7 million, or 25% of net revenue.

Operating costs were flat at $2.4 million, declining from 15.4% to 13.1% of net revenue. Net interest expense decreased in the second quarter of 2003 by over 50% from the comparable period in 2002 due to lower long-term debt borrowings and investment income. Pre-tax income rose 372% to $3.1 million, or 17% of net revenue, compared to $0.7 million, or 4% of net revenue, in the same quarter of 2002. Excluding the unusual items, pre-tax income increased 236% to $2.2 million, or 12% of net revenue. The Company's income tax rate in 2003 of approximately 38% reflects both federal and state income taxes, whereas the 4% rate in 2002 did not include any federal income taxes.

For the six months ended June 28, 2003, net revenue increased 14% to a record $33.8 million, compared with revenue of $29.6 million in the first half of the previous year. Net income for the six months ended June 28, 2003 increased 123% to $2.3 million, or $0.13 per basic and diluted share, compared with net income of $1.0 million, or $0.06 per basic and diluted share, in the prior-year period. Increased net revenue and net income for the six-month period were the result of the same factors affecting the second quarter results.

Mr. Eric J. Kufel, president and chief executive officer, stated, "We are very pleased with our stronger-than-expected and record-setting second-quarter financial performance. Several large introductory promotional orders permitted us to commence shipments of our Crunch Toons(TM) brand in June to several large national retailers, including Wal-Mart, Sam's Club and Target. We continue to receive favorable feedback from consumers and retailers regarding the brand's remarkable three-dimensional resolution snacks, featuring Looney Tunes(TM) characters, and interactive packaging that appeals to kids. We are excited about commencing shipments in the third quarter to a number of national and large regional grocery retailers, including Safeway, Albertsons, Publix, Winn Dixie and others. We are also pleased with our launch progress in other channels such as vending and convenience store."

"The comprehensive introductory trade promotional program investments that we previously announced will begin in the third quarter and will continue with the majority of the consumer programs coming in the fourth quarter, including the Company's first-ever national television advertising to generate consumer trial and build equity in the company-owned Crunch Toons(TM) brand name," commented Mr. Thomas W. Freeze, senior vice president and chief financial officer. "These investments will negatively impact our financial results in the short-term; however, we believe that these strategic investments are critical to helping us build a portfolio of innovative national niche snack food brands capable of sustaining long-term revenue and profit growth in 2004 and beyond."

"Until our consumer and trade promotion programs are implemented and we can assess the impact of those programs on consumer demand, we are adjusting our guidance for fiscal 2003 only to reflect the positive impact of the insurance claim settlement, less the impairment write-down of idled packaging equipment.

That said, our 2003 goals are to deliver between $10 million and $15 million in revenue growth and to achieve between $0.6 million and $1.1 million in net income for the year, or $0.03-$0.06 per diluted share."

ABOUT POORE BROTHERS, INC.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of INTENSELY DIFFERENT(TM) salted snack foods under a variety of owned or licensed brand names, including CRUNCH TOONS(TM), T.G.I. FRIDAY'S(R), TATO SKINS(R), POORE BROTHERS(R), BOB'S TEXAS STYLE(R), and BOULDER POTATO COMPANY(R). Further information is available at http://www.poorebrothers.com.

STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE "FORWARD LOOKING" STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE AND THAT MAY AFFECT THE COMPANY'S PROSPECTS IN GENERAL INCLUDE, BUT ARE NOT LIMITED TO, THE POTENTIAL NEED FOR ADDITIONAL FINANCING, ACQUISITION-RELATED RISKS, SIGNIFICANT COMPETITION, CUSTOMER ACCEPTANCE OF EXISTING AND FUTURE PRODUCTS, DEPENDENCE UPON MAJOR CUSTOMERS, DEPENDENCE UPON EXISTING AND FUTURE LICENSE AGREEMENTS, GENERAL RISKS RELATED TO THE FOOD PRODUCTS INDUSTRY, AND SUCH OTHER FACTORS AS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

LOONEY TUNES, characters, names and all related indicia are trademarks of and (C) Warner Bros.
(s03)

                      POORE BROTHERS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                           QUARTER ENDED                 SIX MONTHS ENDED
                                                   ----------------------------    ----------------------------
                                                     JUNE 28,        JUNE 29,        JUNE 28,        JUNE 29,
                                                       2003            2002            2003            2002
                                                   ------------    ------------    ------------    ------------
                                                    (unaudited)     (unaudited)     (unaudited)     (unaudited)
Net revenue                                        $ 18,580,943    $ 15,358,319    $ 33,798,626    $ 29,635,839
Cost of revenue                                      13,845,782      12,170,534      26,032,385      23,931,222
Write-down of equipment                               1,010,720              --       1,010,720              --
                                                   ------------    ------------    ------------    ------------
     Gross profit                                     3,724,441       3,187,785       6,755,521       5,704,617
Selling, general & administrative expenses            2,430,224       2,369,170       4,903,670       4,334,094
                                                   ------------    ------------    ------------    ------------
     Operating income                                 1,294,217         818,615       1,851,851       1,370,523
Insurance claim settlement, net                       1,918,785              --       1,918,785          11,341
Interest expense, net                                   (64,401)       (151,407)       (136,029)       (316,632)
                                                   ------------    ------------    ------------    ------------
     Income before income tax provision               3,148,601         667,208       3,634,607       1,065,232
Income tax provision                                 (1,178,000)        (27,000)     (1,361,000)        (45,000)
                                                   ------------    ------------    ------------    ------------
     Net income                                    $  1,970,601    $    640,208    $  2,273,607    $  1,020,232
                                                   ============    ============    ============    ============
Earnings per common share:
     Basic                                         $       0.12    $       0.04    $       0.13    $       0.06
                                                   ============    ============    ============    ============
     Diluted                                       $       0.11    $       0.04    $       0.13    $       0.06
                                                   ============    ============    ============    ============
Weighted average number of common shares:
     Basic                                           16,984,728      15,833,473      16,857,685      15,763,714
                                                   ============    ============    ============    ============
     Diluted                                         18,343,696      18,079,446      18,042,137      17,843,698
                                                   ============    ============    ============    ============

                      POORE BROTHERS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     JUNE 28,        DEC. 28,
                                                       2003            2002
                                                   ------------    ------------
                                                    (unaudited)

Current assets                                     $ 13,872,319    $  8,808,726
Property and equipment, net                          12,123,272      13,009,948
Other assets, net                                     9,921,237       9,937,952
                                                   ------------    ------------
     Total assets                                  $ 35,916,828    $ 31,756,626
                                                   ============    ============

Current liabilities                                $  8,472,298    $  6,848,755
Long-term debt                                        3,636,326       4,105,118
Deferred tax liability                                  195,443          80,512
                                                   ------------    ------------
     Total liabilities                               12,304,067      11,034,385
Shareholders' equity                                 23,612,761      20,722,241
                                                   ------------    ------------
     Total liabilities and shareholders' equity    $ 35,916,828    $ 31,756,626
                                                   ============    ============